Microsoft Word 10.0.6612;"EX-99.770 - Transactions effected pursuant to Rule 10f-3"

Name of Fund:  Goldman Sachs Real Estate Securities Fund

            Name of Underwriter Purchased From: Lehman Brothers Inc.

Name of Underwriting syndicate members: Lehman Brothers, Wachovia Securities, Goldman, Sachs & Co., UBS
Investment Bank, Keybanc Capital Markets, Raymond James

Name of Issuer:  Kite Realty Group Trust

Title of Security:  Kite Realty Group Trust

Date of First Offering:  8/10/04

Dollar Amount Purchased:  $2,105,675

Number of Shares Purchased:  161,975

Price Per Unit:  $13.00

Resolution approved:        Resolution approved at February 9, 2005 meeting.

         RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004 for the Fixed Income, Equity, Money Market and Specialty Funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended; and

         FURTHER RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004, for the Funds, on behalf of the Goldman Sachs Variable Insurance Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.



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Name of Fund:  Goldman Sachs Internet Tollkeeper Fund

Name of Underwriter Purchased From:  Morgan Stanley Co., Inc. New York.

Name of Underwriting syndicate members:  Morgan Stanley, Credit Suisse First
 Boston, Goldman, Sachs & Co.,
Lehman Brothers, JP Morgan, WR Hambrecht & Co.,
Citigroup, Allen & Company, LLC., UBS Investment Bank,
Thomas Weisel partners LLC

Name of Issuer:  Google, Inc.

Title of Security:  Google, Inc Cl A

Date of First Offering:  8/18/04

Dollar Amount Purchased:  $5,686,500

Number of Shares Purchased:  66,900

Price Per Unit:  $85.00

Resolution approved:       Resolution approved at February 9, 2005 meeting.

         RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004 for the Fixed Income, Equity, Money Market and Specialty Funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended; and

         FURTHER RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004, for the Funds, on behalf of the Goldman Sachs Variable Insurance Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.